Exhibit 7 – Decoors Mining Contract

THIS AGREEMENT is date for reference February 14, 2005

BETWEEN: Decoors Mining Corporation

15th Floor 675 Hastings Street

Vancouver, B.C.

V6B 1N2

(Herein called the “Vendor”)

OF THE FIRST PART

AND: UGODS, Inc.

9101 West Sahara Suite 105-195

Las Vegas, Nevada

U.S.A.

89117-5772

(Herein called the “Purchaser”)

OF THE SECOND PART

WHEREAS:

A. The Vendor has agreed to sell and the Purchaser has agreed to purchase a 100% right, title and interest in the mineral title Tenure # “507239” called the “UGODS CLAIM” in the Atlin Mining Division.
B. The Properties are all registered to Decoors Mining Corporation as the registered owner;
C. The Vendor and the Purchaser deal at arms length and the Purchaser has agreed to purchase the Properties on the following terms and conditions;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1. DEFINITIONS

1.01 In this Agreement:

a) “Agreement” means this Agreement, as the same may be amended, supplemented or modified from time to time.
b) “Closing” means ten (10) days following receipt of regulatory authorities’ acceptance of this Agreement, unless such date is extended by written agreement between the Vendor and the Purchaser. The delivery of consideration by the Purchaser and the delivery of transfer forms by the Vendor shall occur at the auxiliary office of the Purchaser which address is 15th Floor, 675 West Hastings St., Vancouver, B.C. V6B 1N2 on the Closing Date;
c) “Property” shall mean and include:
i. The Mineral Title in the afore mentioned section “A”
ii. All rights and appurtenances pertaining to the mineral claims, leases, rights or other interests from time to time comprising the Property including all water and water rights, rights of way, and easements both recorded and unrecorded to which the holder of the Property is entitled in respect thereof.
d) “Regulatory Authorities” means those governmental and regulatory agencies which have jurisdiction over the Purchaser including the TSX Venture Exchange (“TSX”) and the British Columbia Securities Commission (the “Commission”);

2. PURCHASE AND SALE

2.01 The Vendor agrees to sell to the Purchaser and the Purchaser agrees to purchase a

100% right, title and interest in and to the Properties, free and clear of any charges,

liens or encumbrances, which purchase will result in the Purchaser having a 100%

right, title and interest in and to the Properties, in accordance with the terms of this

Agreement.

2.02 In order to acquire the Property from the Vendor, the Purchaser has agreed to pay

One Thousand Dollars ($1,000.00) for a 100% interest subject to a 3% Net Smelter Return.

a) Pay the aforementioned consideration within 10 days of receipt of TSX acceptance of the terms of this Agreement;
b) Make all necessary filings and record work on the properties, as the case may be to extend the expiry date for Properties.
c) Pay a Net Smelter Return Royalty as described in “Schedule A”.
d) Spend at least Fifteen Thousand Dollars ($15,000.00) in the 2005 Mining season on the property then at least Twenty-five Thousand Dollars every year until the conditions in Schedule A “The Net Smelter Return Royalty” are realized.
e) Spending more than Fifteen thousand dollars ($15,000.00) the first year or more than Twenty-five Thousand Dollars ($25.000.00) on future years will serve as credit extensions.

3. REPRESENTATIONS AND WARRANTIES OF THE VENDORS

3.01 In order to induce the Purchaser to enter into and to complete the transactions contemplated by this Agreement, the Vendors represents and warrants to the Purchaser that:

a) The Vendor is the recorded and beneficial owner of 100% of the Properties described in Schedule A to this Agreement and, has the right to enter into this Agreement and to sell and assign the Properties free and clear of any liens or encumbrances;
b) The Vendor has the right to enter into this Agreement to sell and assign the Properties free and clear of any liens and encumbrances and to become the recipient of the consideration to be paid for Properties;
c) The Mineral Claim comprising the Properties have been property staked and recorded in compliance with all laws and regulations of the Province of British Columbia and there are no disputes over the title, the staking or recording of the mineral prospects on the Properties, or outstanding agreements or options to acquire or purchase the Properties or any portion thereof, and no person has any royal or other interest whatsoever in production from any of the crown grant claims which comprise the Properties;
d) The Properties are in good standing, and all necessary filings, permits and other necessary documentation has been made or received from all regulatory authorities, and the properties are free and clear of any liens, charges or encumbrances or claims by any other party of any nature or kind whatsoever;
e) Neither the Vendor, nor any predecessor in interest or title, has done anything whereby the Properties may become encumbered; and
f) There are no pending or threatened actions, suits, claims or proceedings regarding the Properties.

3.02 The Vendor shall indemnify and save the Purchaser harmless from all loss, damage, costs, actions, and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it and contained in this Agreement.

3.03 The representations and warranties contained in this paragraph are provided for the exclusive benefit of the Purchaser, and a breach of any one or more thereof may be waived by the Purchaser in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty.

3.04 The representations and warranties contained in this Paragraph shall survive the execution hereof.

3.05 On Closing, the Vendor shall deliver duly executed transfer forms to the Purchaser so that The Purchaser can make all required filings to record the transfer of the title to the Properties to the Purchaser.

4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.01 In order to induce the Vendor to enter into and to complete the transactions contemplated by this Agreement, the Purchaser represents and warrants to the Vendor that;

a) It has been duly incorporated and validly exists as a corporation in good standing under the law of the Province of British Columbia and has full capacity to enter into this Agreement and carry out the transactions contemplated hereby;
b) The Purchaser is in good standing with respect to all filings required to he made with the British Columbia Securities Commission;
c) The Purchaser has full corporate power and authority to enter into this Agreement and the execution of this Agreement does not conflict with any applicable laws or with the charter documents of the Purchaser, any contract or other commitment to which the Purchaser is a party;
d) The execution of this Agreement and the performance of its terms have been duly authorized by all necessary corporate actions including resolutions of the board of directors of the Purchaser; and

4.02 The Purchaser shall indemnify and save the Vendor harmless from all loss, damage, costs, actions, and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it and contained in this Agreement.

4.03 The representations and warranties contained in this paragraph are provided for the exclusive benefit of the Vendor, and a breach of any one or more thereof may be waived by the Vendor in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty.

4.04 The representations and warranties contained in this paragraph shall survive the execution hereof.

5. ARBITRATION

5.01 Any controversy or claim arising out of or in relation to this Agreement or any breach hereof shall be settled by a single arbitrator mutually agreed upon or, failing agreement of a single arbitrator, by one arbitrator appointed by the Vendor, one arbitrator appointed by the Purchaser and a third arbitrator appointed by the arbitrators appointed by each of the Purchaser and Vendors. The arbitration shall be settled in accordance with the Commercial Arbitration Act of the Province of British Columbia and a decision of the arbitrator or arbitrators shall be binding upon the parties hereto.

6. REGULATORY AUTHORITIES

6.01 Notwithstanding anything else herein contained, the parties agree and acknowledge that This Agreement is subject to the approval of all Regulatory Authorities having jurisdiction.

6.02 The Purchaser will, upon execution of this Agreement, ensure that the required documentation is filed with the Regulatory Authorities to seek regulatory acceptance of the terms set out herein.

7. GENERAL TERMS

7.01 The parties hereto hereby covenant and agree that they will execute such further agreements, conveyances and assurances as may be requisite, or which counsel for the parties may deem necessary to effectively carry out the intent of this Agreement.

7.02 This Agreement shall represent the entire understanding between the parties with respect to the Properties. No representations or inducements have been made save as herein set forth. No changes, alterations, or modifications of this Agreement shall be binding upon either party until and unless a memorandum in writing to such effect shall have been signed by all parties hereto.

7.03 Time shall be of the essence of this Agreement.

7.04 The Schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

7.05 This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia, Canada.

7.06 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

7.07 All references to dollar amounts contained in this Agreement are references to U.S. funds.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written

Decoors Mining Corporation

Per: _________________

(Authorized Signatory)

_________________

(Signature of Witness)

UGODS, Incorporated

Per: _________________

(Authorized Signatory)

_________________

(Signature of Witness)

SCHEDULE A

Net Smelter Return Royalty

Pursuant to the Agreement between Decoors Mining Corp., as Vendors, and UGODS as Purchaser, the Vendors may be entitled to a royalty equal to three percent (3%) of the net smelter returns (“Net Smelter Return’’), as follows:

a) The Net Smelter Return shall return the net amount of money received from the sale of ore, or ore concentrates or other products from the Property to a smelter or other ore buyer after deduction of smelter and/or refining charges, ore treatment charges, penalties and any and all charges made by the purchaser of ore or concentrates, less any and all transportation costs which may be incurred in connection with the transportation of ore or concentrates less all umpire charges which the owner may be required to pay.
b) Payment of the Net Smelter Return Royalty to the Vendors shall be made quarterly within 60 days after the end of each calendar quarter. Within 90 days after the end of each calendar year in which the Net Smelter Return Royalty is payable to the Vendors, the records relating to the calculation of the Net Smelter Return Royalty for such year shall be audited and any resulting adjustments in the Net Smelter Return Royalty payable to the Vendors shall be made forthwith.

The Purchaser shall, at all times, maintain adequate records which shall be made available to the Vendors in order that the Vendors may verify the correctness of any entries in the separate account set up for the payment of the Net Smelter Return Royalty.